Exhibit 23.6
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We do hereby consent to the use of our name and the information regarding our review of Argosy Energy International’s estimates of reserves and future net cash flows from the production and sale of those reserves in the Registration Statements (Form S-1) of Gran Tierra Energy Inc.
HUDDLESTON & CO., INC.
/s/ Peter D. Huddleston
Peter D. Huddleston, P.E.
President
Houston, Texas
December 14, 2007